UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2009

NetREIT
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-34049	33-0841255
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1282 Pacific Oaks Place Escondido, California	92029
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 471-8537

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On February 5, 2009, Dubose Model Homes USA, L.P., a Texas limited partnership and NetREIT, a California corporation, entered into an agreement (“Agreement”) to form a limited partnership (the “Partnership”) pursuant to the provisions of the Texas Business Organizations Code. The name of the Partnership is Dubose Acquisition Partners II, Ltd. Its principal office shall be 14405 Walters Road, Suite 310, Houston, Texas 77014.

The purpose of the Partnership is to acquire up to twenty eight (28) model homes from homebuilder subsidiaries of Weyerhaeuser Real Estate Company or its affiliates with a potential for capital appreciation, to rent said model homes, to sell such model homes, and to conduct such other businesses which are incidental or necessary to the foregoing. The acquisition of the model homes by the Partnership pursuant to this Agreement was completed on February 11, 2009.

Dubose Model Homes USA, L.P. shall be the original General Partner with the principal address of 24 Greenway Plaza, Suite 965, Houston, Texas 77046. NetREIT shall be a Limited Partner. The Partnership will admit as Limited Partners the persons and entities accepted by the General Partner who purchase “Units”, defined as a limited partnership interest in the partnership resulting from a capital contribution of $19,250. Initially there will be 100 Units sold to the Limited Partners for aggregate initial capital contributions of $1,925,000.00. NetREIT, as a Limited Partner, has elected to purchase 51 of the initial 100 Units at the price of $19,250 per Unit, for a total capital contribution of $981,750, and has deposited such funds with the General Partner. The 51 Units are currently a majority ownership, and it is the intention of NetREIT to maintain a majority ownership of the Units at all times during the Agreement.

Larry G. Dubose, a Director at NetREIT since June 2005, currently serves as President of the General Partner, Dubose Model Homes USA, L.P., a company he founded in 1985. Mr. Dubose sold Dubose Model Homes USA, L.P., in 2004 and does not currently maintain any ownership interest. The Agreement to form the Partnership was approved by all non-affiliated Directors of NetREIT.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT

Date: February 11, 2009

By: /s/ Kenneth Elsberry
Name: Kenneth Elsberry
Title: Chief Financial Officer